Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

May 7, 2021

Ampco-Pittsburgh Corporation (NYSE: AP) Announces First Quarter 2021 Results

•	Positive earnings continue despite lower pandemic-related sales.

•	Activity increasing in roll and engineered products markets.

•	Continued strong liquidity position. Debt-to-total-capital ratio of 29.2%, nearly half of prior year level.

Carnegie, PA, May 7, 2021 – Ampco-Pittsburgh Corporation (NYSE: AP) (the “Corporation” or “Ampco-Pittsburgh”) reported net sales of $86.8 million for the three months ended March 31, 2021, compared to $91.1 million for the three months ended March 31, 2020. The decrease is primarily attributable to lower shipments of mill rolls than pre-pandemic levels, offset in part by higher shipments of forged engineered products.

Income from operations for the three months ended March 31, 2021, was $0.9 million, compared to $4.4 million for the three months ended March 31, 2020. The decline primarily reflects the impacts of lower shipments, lower cost absorption associated with reduced production levels, higher raw material costs net of pass-throughs, a less favorable sales mix of mill rolls, and an insurance recovery of $0.8 million which benefited the prior year period.

Interest expense for the three months ended March 31, 2021, declined in comparison to the prior year based on reduced debt, which remained sequentially stable with the prior quarter. Loss on foreign exchange was $1.2 million for the three months ended March 31, 2021. Other – net improved from a year ago, however, as foreign exchange losses were lower in the current year and an unrealized gain was recorded on Rabbi Trust investments in the current year compared to a loss in the prior year.

Earnings per share was $0.01 for the three months ended March 31, 2021, compared to $0.33 per share for the three months ended March 31, 2020, which included a $0.34 per share combined benefit for the CARES Act tax loss carryback and the proceeds from the insurance claim.

Commenting on the quarter, Ampco-Pittsburgh’s CEO, Brett McBrayer, said, “Despite the pandemic’s lingering impact on our global operations, we continue to demonstrate our resilience, delivering another positive quarter. These results reflect a significant negative foreign exchange impact as well as higher production costs due in part to lower production levels in our Forged and Cast Engineered Products facilities. We anticipate a recovery in order activity for our roll business in the second half of the year as customer inventories deplete with expected higher mill utilization rates. Our forged engineered products continue to gain traction in the marketplace and demand in our Air and Liquid Processing segment remains solid. I’m very excited about our capital equipment investment activities, which commenced during the quarter, and the significant impact these actions will have on future profitability and growth.”

Segment Results

Forged and Cast Engineered Products

Sales from operations for the three months ended March 31, 2021, declined from the prior year period primarily due to lower pandemic-related demand for mill rolls, offset in part by increased shipments of forged engineered products for the oil and gas and steel distribution industries. Operating results for the three months ended March 31, 2021, declined compared to the prior year due to lower shipments, lower cost absorption from resulting reduced production levels, higher raw material costs net of pass-throughs, a less favorable product mix, and proceeds from a business interruption insurance claim which benefited the prior year period.

Air and Liquid Processing

Sales for the Air and Liquid Processing segment for the three months ended March 31, 2021, increased compared to the prior year quarter primarily due to higher demand for centrifugal pumps, offset in part by lower shipments of heat exchange coils. Operating results for the three months ended March 31, 2021, was approximately stable with the prior year quarter.

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Friday, May 7, 2021, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the first quarter ended March 31, 2021. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: https://dpregister.com/sreg/10155009/e6e2c11973. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

•	Participant Dial-in (Toll Free): 1-844-308-3408

•	Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industry. It also manufactures open-die forged products that principally are sold to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems, and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, Slovenia, and participates in three operating joint ventures located in China. It has sales offices in North and South America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

Non-GAAP Financial Measures

The Corporation presents non-GAAP adjusted income from operations as a supplemental financial measure to GAAP financial measures regarding the Corporation’s operational performance. This non-GAAP financial measure excludes unusual items affecting comparability, as described more fully in the footnotes to the attached “Non-GAAP Financial Measures Reconciliation Schedule,” including the proceeds from a business interruption insurance claim, which the Corporation believes is not indicative of its core operating results. A reconciliation of this non-GAAP financial measure to income from operations, the most directly comparable GAAP financial measure, is provided below under “Non-GAAP Financial Measures Reconciliation Schedule.”

The Corporation has presented non-GAAP adjusted income from operations because it is a key measure used by the Corporation’s management and Board of Directors to understand and evaluate the Corporation’s operating performance and to develop operational goals for managing the business. Management believes this non-GAAP financial measure provides useful information to investors and others in understanding and evaluating the operating results of the Corporation, enhancing the overall understanding of the Corporation’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by management in its financial and operational decision-making. Non-GAAP adjusted income from operations should be used only as a supplement to GAAP information, in conjunction with the Corporation’s condensed consolidated financial statements prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are limitations related to the use of non-GAAP adjusted income from operations rather than GAAP income from operations.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on behalf of Ampco-Pittsburgh Corporation (the “Corporation”). This press release may include, but is not limited to, statements about operating performance, trends, events that the Corporation expects or anticipates will occur in the future, statements about sales and production levels, restructurings, the impact from global pandemics (including COVID-19), profitability and anticipated expenses, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to: cyclical demand for products and economic downturns; excess global capacity in the steel industry; fluctuations of the value of the U.S. dollar relative to other currencies; increases in commodity prices or shortages of key production materials; consequences of global pandemics (including COVID-19); changes in the existing regulatory environment; new trade restrictions and regulatory burdens associated with “Brexit”; inability of the Corporation to successfully restructure its operations; limitations in availability of capital to fund the Corporation’s operations and strategic plan; inoperability of certain equipment on which the Corporation relies; work stoppage or another industrial action on the part of any of the Corporation’s unions; liability of the Corporation’s subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of those subsidiaries; inability to satisfy the continued listing requirements of the New York Stock Exchange or NYSE American; failure to maintain an effective system of internal control; potential attacks on information technology infrastructure and other cyber-based business disruptions; and those discussed more fully elsewhere in this report and in documents filed with the Securities and Exchange Commission by the Corporation, particularly in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that the Corporation may not be able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands except per share amounts)

	Three Months Ended March 31,
	2021	2020
Net sales	$86,800	$91,063

Costs of products sold (excl. depreciation and amortization)	69,588	70,160
Selling and administrative	11,558	11,830
Depreciation and amortization	4,743	4,699
Loss on disposal of assets	4	23

Total operating expenses	85,893	86,712

Income from operations	907	4,351

Other income (expense):
Investment-related income	18	4
Interest expense	(895)	(1,216)
Other – net	665	(1,320)

Total other income (expense) – net	(212)	(2,532)

Income before income taxes	695	1,819
Income tax (provision) benefit	(381)	2,783

Net income	314	4,602
Less: Net income attributable to noncontrolling interest	147	460

Net income attributable to Ampco-Pittsburgh	$167	$4,142

Net income per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.01	$0.33

Diluted	$0.01	$0.33

Weighted-average number of common shares outstanding:
Basic	18,637	12,656

Diluted	20,669	12,672

AMPCO-PITTSBURGH CORPORATION

SEGMENT INFORMATION

(in thousands)

	Three Months Ended March 31,
	2021	2020
Net Sales:
Forged and Cast Engineered Products	$63,351	$68,764
Air and Liquid Processing	23,449	22,299

Consolidated	$86,800	$91,063

Income from Operations:
Forged and Cast Engineered Products	$1,846	$4,556
Air and Liquid Processing	2,312	2,584
Corporate costs	(3,251)	(2,789)

Consolidated	$907	$4,351

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE

(in thousands)

As described under “Non-GAAP Financial Measures” above, the Corporation presents non-GAAP adjusted income from operations as a supplemental financial measure to GAAP financial measures. The following is a reconciliation of income from operations, the most directly comparable GAAP financial measure, to this non-GAAP financial measure for the three months ended March 31, 2021, and 2020:

	Three Months Ended March 31,
	2021	2020
Income from operations, as reported (GAAP)	$907	$4,351
Proceeds from Business Interruption Insurance Claim (1)	—	(769)

Income from operations, as adjusted (Non-GAAP)	$907	$3,582

(1)	Represents business interruption insurance proceeds received for equipment outages that occurred in 2018.